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                                                                     EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION

                       OF PERFORMANCE PRINTING CORPORATION


     Performance Printing Corporation, pursuant to the provisions of Article
4.07 of the Texas Business Corporation Act, adopts these Restated Articles Incorporation that accurately copy the original Articles of Incorporation and all amendments to them that are in effect to date, and these Restated Articles of Incorporation contain no change in any provisions of them.


                                   ARTICLE ONE

     The name of the Corporation is PERFORMANCE PRINTING CORPORATION, and its principal place of business is at 3012 Fairmount, Dallas, Texas 75201.

                                   ARTICLE TWO

     The period of its duration is perpetual.

                                  ARTICLE THREE

     The purposes for which the corporation is organized are to transact any and all lawful business for which corporations may be organized under the Act.

                                  ARTICLE FOUR:

       SHARE STRUCTURE, PREFERENCES, PRIVILEGES, RESTRICTIONS, AND RIGHTS

     SECTION ONE: Common Shares with $.01 Par Value: The Corporation is authorized to issue Common Shares. The total number of Common shares which the Corporation is authorized to issue is Twenty Million (20,000,000) shares with $.01 par value

     SECTION TWO: Voting Rights to Common, Cumulative Voting Prohibited, Common Stock Shall Have No Liquidation Preference: The holders of the Common shares shall have the voting rights and powers, including the right to notice of shareholder's meetings. Directors shall be elected by majority vote. Cumulative voting shall not be permitted. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Common shares shall not be paid until the holders of any Serial Preferred shares have been paid in full the amounts to which they shall be entitled.

     SECTION THREE: The Corporation is authorized to issue three million (3,000,000) shares of Serial Preferred Stock, par value of ten cents ($1.00) per share. The Serial Preferred Stock may be issued in one or more series, from time to time, at the discretion of the Board of Directors without the necessity of stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited, or no voting powers or more than one vote per share) and such designations, powers, preferences and \relative, participating' optional, redemption, conversion, exchange or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors and the Board of Directors is hereby expressly-vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. Each share of any series of Serial Preferred Stock shall be identical with all other shares of such series, except as to the date from which dividends, if any, shall accrue. The Board of Directors shall have the power and authority at any time and from time to time without the necessity of stockholders approval to issue, sell, or otherwise dispose of any authorized and unissued shares of any class of stock of the Corporation to such persons or parties, including the holders of any class of stock, for such consideration (not less than the par value thereof) and upon such terms and conditions as the Board of Directors in its discretion may deem for the best interests of the Corporation. This Article Four can be amended only by the affirmative vote or concurrence of shareholders holding at least 66 2/3 percent of the issued and outstanding shares of Common Stock, plus (if any Serial Preferred Stock is issued and outstanding and entitled to vote) that percentage of the affirmative vote of such Serial Preferred Stock as the Board of Directors has designated.

     SECTION FOUR: Pre-emptive Rights: No shareholder or other person shall have any pre-emptive rights whatsoever.

     SECTION TWO: The number of Directors of the Corporation set forth in clause SECTION TWO of this Article Four is Seven (7) and shall constitute the authorized number of Directors until changed by an amendment of the By-Laws duly adopted by the vote or written consent of the Board of Directors of the Corporation, but shall not be less than one.


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                                  ARTICLE FIVE:

                           REGISTERED OFFICE AND AGENT

     The post office address of the initial registered office is 3012 Fairmount, Dallas, Texas 75201, and the name of its initial registered agent at such address is John T. White.

                                  ARTICLE SIX:

                                    DIRECTORS

     The number of directors constituting the board of directors shall be less than one and shall be determined by the board of directors which shall also set their term of office.

                                 ARTICLE SEVEN:

                              ELECTION OF DIRECTORS

     At each election for directors of the corporation, each shareholder shall have the right to vote, in person or by proxy, the number of shares owned by them for as many persons as there are directors to be elected.

                                 ARTICLE EIGHT:

                 INTERESTED DIRECTORS, OFFICERS AND SHAREHOLDERS

     SECTION ONE: VALIDITY. If SECTION TWO is satisfied, no contract or other transaction between the Corporation and any of its officers or shareholders (or any corporation or firm which any of them are directly or indirectly interested) shall be invalid solely because of this relationship or because of the presence of such director, officer or shareholder at the meeting authorizing such contract or transaction, or his participation in such meeting or authorization.

     SECTION TWO: DISCLOSURE, APPROVAL, FAIRNESS: SECTION ONE shall apply only if:

          (1) The material facts of the relationship or interest of each such director, officer or shareholder are known or disclosed to the Board of Directors and it nevertheless authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote.

          (2) The Contract or transaction is fair to the Corporation as of the time it is authorized or ratified by the Board of Directors, a committee of the Board, or the shareholders.

     SECTION THREE: NON-EXCLUSIVE: This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision.

                                  ARTICLE NINE

                                INDEMNIFICATION:

     To the fullest extent permitted by Texas statutory or decisional law, as the same exists or may hereafter be amended or interpreted, a director of the corporation shall not be liable to the corporation or its shareholders for any act or omission in such director's capacity as a director. Any repeal or amendment of this Article, or adoption of any other provision of these Articles of Incorporation inconsistent with this Article, by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability to the corporation or its shareholders of a client or of the corporation existing at the time of such repeal, amendment or adoption at an inconsistent provision.

                                   ARTICLE TEN

                             CONSIDERATION OF OFFERS

     SECTION ONE: Evaluation of Offers. The Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for the equity securities of the Corporation or any subsidiary, (b) merge or consolidate the Corporation or any subsidiary with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties or assets of the corporation, or of any subsidiary, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including by way of illustration, but not limitation, any or all of the following:

          (1) Whether the offer is acceptable based on historical operating results and the financial condition of the Corporation and its subsidiaries, and its future prospects;

          (2) Whether a more favorable offer could be obtained for the Corporation's or its subsidiaries' securities or assets in the foreseeable future.

          (3) The social, economic or any other material impact which an acquisition of the equity securities of the Corporation or substantially all of its assets would have upon the employees and customers of the Corporation and its subsidiaries and the community which they serve;

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          (4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

          (5) The value of the securities, if any, which the offeror is offering in exchange for the Corporation's or its subsidiaries' securities or assets based on an analysis of the work of the Corporation or of its subsidiaries as compared to the offeror corporation or other entity whose securities are being offered; and

          (6) Any antitrust or other legal or regulatory issues that are raised by the offer.

     SECTION TWO: Rejection of Offers. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following:

          (1) Advising shareholders not to accept the offer,

          (2) Litigation against the offeror;

          (3) Filing complaints with any governmental and regulatory authorities;

          (4) Acquiring the Corporation's securities;

          (5) Selling or otherwise issuing authorized but unissued securities or treasury stock or options with respect thereto,

          (6) Acquiring a company to create an antitrust or other regulatory problem for the offeror;

          (7) Obtaining a more favorable offer from another individual or entity.

     SECTION THREE: Amendment Requirements. This Article Ten can be amended only by the affirmative vote or concurrence of shareholders holding at least eighteen percent of the issued and outstanding shares of Common Stock, plus (if any Serial Preferred Stock is issued and outstanding and entitled to vote) that percentage of the affirmative vote of such Serial Preferred Stock as the Board of Directors has designated.

                                 ARTICLE ELEVEN

     Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent or consents, setting forth the action so taken, is signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

     The number of shares of the Corporation outstanding at the time of such adoption was Four Hundred Forty Thousand (440,000) and the number of shares entitled to vote thereon was Four Hundred Forty Thousand (440,000). The designation and number of shares outstanding of each class entitled to vote on the adoption of these Articles of Restatement are as follows:

               Class                              Number of Shares
               -----                              ----------------
               Common                                440,000



ARTICLE FOUR: The number of shares of each Class entitled to vote thereon as a Class voted for and against such Restatement as follows:

                                               Number of Shares
                                               ----------------
               Class                    For                      Against
               -----                    ---                      -------
               Common                  440,000                      -0-



                                   PERFORMANCE PRINTING CORPORATION

                                   By:
                                       ---------------------------------------
                                       JOHN T. WHITE, Chief Executive Officer



                                   By:
                                       ---------------------------------------
                                       RUSSELL V. OESCH, Secretary



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THE STATE OF TEXAS      )
                            )
COUNTY OF DALLAS        )



     I, a Notary Public in and for the State of Texas, do hereby certify that on this _____day of __________, 1998, personally appeared before me JOHN T. WHITE, who, being by me first duly sworn, declared to me that he is Chief Executive Officer of the Corporation, and that he signed the foregoing document in that capacity and that the statements therein contained are true.



     WITNESS MY HAND AND SEAL OF OFFICE this _____day of _____________, 1998.



                                             ----------------------------
                                             Notary Public, State of Texas



                                             My Commission Expires:


                                             ----------------------------



THE STATE OF TEXAS      )
                            )
COUNTY OF DALLAS        )



     I, a Notary Public in and for the State of Texas, do hereby certify that on this ___day of _____________, 1998, personally appeared before me RUSSELL V. OESCH, _____________, who, being by me first duly sworn, declared to me that he is Secretary of the Corporation, and that he signed the foregoing document in that capacity and that the statements therein contained are true.



     WITNESS MY HAND AND SEAL OF OFFICE this ___ day of _____________, 1998.



                                             ----------------------------
                                             Notary Public, State of Texas



                                             My Commission Expires:


                                             ----------------------------




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